News Release

Sonic Announces Corporate Restructuring
Expects to Reduce Expenses by $14 Million a Year

Novato, California, October 30, 2008 - Sonic Solutions® (NASDAQ: SNIC) today announced a restructuring intended to improve execution and financial performance. The restructuring will result in a reduction of Sonic’s workforce as well as the consolidation of its Advanced Technology Group (“ATG”) and Roxio® division into a single business unit. Through this combination, Sonic will unify its OEM licensing efforts, eliminate organizational redundancies, and improve product design methods and processes.

Dave Habiger, chief executive officer and president, said:  “Our goal for Sonic is to execute on an exciting, digital media-centric strategy. This restructuring enables us to focus on specific growth opportunities and improve our near-term profitability.”

Under the restructuring, Sonic will reduce its employee and contractor workforce by approximately 100 positions, generating annual cost and operating expense savings of $14 million. The company expects to incur one-time severance and other related costs of $2.5 million.

An update on Sonic’s business outlook and further information concerning the restructuring will be provided during the company’s previously scheduled fiscal second quarter earnings release next Wednesday, November 5. Details about the conference call can be found on the company’s website, www.sonic.com.

About Sonic Solutions

Sonic Solutions enables the creation, management, and enjoyment of digital media content through its Hollywood to Home™ products, services, and technologies. Sonic's products range from the advanced authoring systems used to produce Hollywood DVD and Blu-ray Disc titles to the award-winning Roxio-branded photo, video, music, and digital-media management applications and services. Sonic's patented technologies and AuthorScript® media engine are relied upon by leading technology firms to define rich media experiences on a wide array of consumer electronics, mobile devices, set-top players, retail kiosks, and PCs. Always an innovator, Sonic has taken a leading role in helping professional and consumer markets make the successful transition to the new high-definition media formats and, through the Qflix™ platform, Sonic is defining new models for the digital distribution of Hollywood entertainment. Sonic Solutions is headquartered in Marin County, California.

Contact Information:

Nils Erdmann, Investor Relations, 415-893-7824, nils_erdmann@sonic.com
Chris Taylor, Press Relations, 408-367-5231, chris_taylor@sonic.com

Forward Looking Statements

This press release may contain forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the company's ability to control costs and expenses, (2) the effectiveness of recent changes to the management and organization structure, (3) the company's ability to drive process and sales improvements, (4) the possibility of adverse changes in general socioeconomic conditions, (5) the company's ability to generate sales and margin growth through expanded service offerings, and (6) the company's ability to continue to generate strong sales growth in key product categories and through its direct sales channel. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Sonic Solutions Annual Report on Form 10-K for the fiscal year ended March 31, 2008, in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at http://www.sonic.com.

Sonic, the Sonic logo, Sonic Solutions, AuthorScript, Hollywood to Home, Qflix, and Roxio are trademarks or registered trademarks of Sonic Solutions in the United States and/or other countries. All other company or product names are trademarks of their respective owners and, in some cases, are used under license.